Exhibit 99.1

News Release

American Homes 4 Rent Reports Third Quarter 2020 Financial and Operating Results
AGOURA HILLS, Calif., Nov. 5, 2020—American Homes 4 Rent (NYSE: AMH) (the “Company”), a leading provider of high-quality single-family homes for rent, today announced its financial and operating results for the quarter ended September 30, 2020.
Highlights
•Total revenues increased 4.2% to $310.8 million for the third quarter of 2020 from $298.3 million for the third quarter of 2019.
•Net income attributable to common shareholders totaled $22.6 million, or $0.07 per diluted share, for the third quarter of 2020, compared to $23.5 million, or $0.08 per diluted share, for the third quarter of 2019.
•Core Funds from Operations (“Core FFO”) attributable to common share and unit holders increased 6.7% to $0.29 per FFO share and unit for the third quarter of 2020 from $0.28 per FFO share and unit for the third quarter of 2019 and Adjusted Funds from Operations (“Adjusted FFO”) attributable to common share and unit holders increased 4.7% to $0.25 per FFO share and unit for the third quarter of 2020 from $0.24 per FFO share and unit for the third quarter of 2019.
•Core Net Operating Income (“Core NOI”) from Same-Home properties increased by 4.0% year-over-year for the third quarter of 2020.
•Experienced record demand, driving Same-Home portfolio Average Occupied Days Percentage to 96.9% in the third quarter of 2020, while achieving 5.9% rental rate growth on new leases.
•Strong leasing momentum continues into the fourth quarter of 2020, with Same-Home portfolio Average Occupied Days Percentage maintaining all-time high levels of 97.2% in October 2020.
•Issued 14,950,000 Class A common shares in an oversubscribed and upsized common equity offering, raising net proceeds of $411.7 million to fund expanded external growth programs and for general corporate purposes.
“American Homes 4 Rent produced impressive third quarter results, driving a nearly 7% year-over-year growth in Core FFO per FFO share and unit,” stated David Singelyn, American Homes 4 Rent’s Chief Executive Officer. “The pandemic has fundamentally changed the residential landscape, driving a new wave of demand for single-family rentals. Additionally, as a result of our differentiated strategy, we are positioned in the right markets, with a best-in-class operating platform and dynamic external growth engine that will enable us to translate this new wave of demand into industry leading cash flow growth. And, when combined with our investment grade balance sheet, we believe we are positioned to produce outsized total shareholder returns for years to come.”
COVID-19 Business Update
The Company has maintained continuity in business operations since the beginning of the COVID-19 pandemic and produced strong operating results in the third quarter of 2020 demonstrating the flexibility of its technology enabled operating platform and the resiliency of its high-quality, diversified portfolio. Comprehensive remote working policies remain in place for all corporate and field offices, and operational protocols have been tailored based on state and local mandates to ensure continuity of services, while protecting employees, residents and their families.
Driven by shifting housing preferences as households migrate away from city centers and apartments, the Company is experiencing record demand levels and reported its highest ever Same-Home portfolio Average Occupied Days Percentages in

September and October 2020. A summary of the Company’s Same-Home portfolio Average Occupied Days Percentages for the third quarter of 2020 and October 2019 and 2020 is as follows:

	Jul 2020	Aug 2020	Sep 2020	Oct 2019	Oct 2020
Same-Home Average Occupied Days Percentage	96.4%	97.0%	97.2%	95.2%	97.2%
Additionally, as the Company entered the third quarter of 2020, it began a socially responsible return to normal operating practices, including the assessment of late fees in jurisdictions where allowable and modest renewal increases on expiring leases. A summary of the Company’s leasing spread activity for the third quarter of 2020 and October 2019 and 2020 is as follows:

	Jul 2020	Aug 2020	Sep 2020	Oct 2019	Oct 2020
Average Change in Rent for Renewals	—%	1.4%	2.8%	4.6%	3.5%
Average Change in Rent for Re-Leases	5.4%	6.0%	7.7%	2.1%	7.0%
Average Blended Change in Rent	2.0%	3.0%	4.4%	3.6%	4.9%
Collections continue to remain resilient. The Company reported third quarter 2020 rental revenue equivalent to 98.0% of quarterly rental billings, comprised of: (i) one percentage point of second quarter 2020 rental billings received and recognized in the third quarter and (ii) 97.0% of revenue recognition on third quarter rental billings. On a cumulative basis through October 2020, we have now received 97.5% of second quarter rental billings and 96.3% of third quarter rental billings, which is consistent with second quarter payment history for the same time frame. Collections are reported without application of any existing resident security deposits or adjustment for deferred payment plans.
During October 2020, the Company has collected 93.7% of October rents, which represents 101% of second quarter 2020 payment history for the same time frame.
Although the Company has produced strong operating results to date during the COVID-19 pandemic, the extent to which the pandemic will ultimately impact us and our residents will depend on future developments which are highly uncertain. These include the scope, severity and duration of the pandemic, including resurgences, status of eviction moratoriums, the speed and effectiveness of vaccine and treatment developments and the direct and indirect economic effects of the pandemic and containment measures, among others.
Third Quarter 2020 Financial Results
Net income attributable to common shareholders totaled $22.6 million, or $0.07 per diluted share, for the third quarter of 2020, compared to $23.5 million, or $0.08 per diluted share, for the third quarter of 2019. This decrease was primarily attributable to increased uncollectible rents and tenant utility reimbursements related to the COVID-19 pandemic, partially offset by growth in the Company’s portfolio and higher occupancy.
Total revenues increased 4.2% to $310.8 million for the third quarter of 2020, compared to $298.3 million for the third quarter of 2019. Revenue growth was driven by an increase in our average occupied portfolio which grew to 50,630 homes for the third quarter of 2020, compared to 48,990 homes for the third quarter of 2019, as well as higher rental rates, offset by an increase in uncollectible rents and tenant utility reimbursements related to the COVID-19 pandemic.
Core NOI from our total portfolio increased 6.2% to $160.2 million for the third quarter of 2020, compared to $150.9 million for the third quarter of 2019. This growth was driven by a 5.4% increase in core revenues resulting from a larger number of occupied properties and higher rental rates, partially offset by an increase in uncollectible rents related to the COVID-19 pandemic and a 4.2% increase in core property operating expenses.

For the Company’s Same-Home portfolio, rents from single-family properties increased 4.4% to $219.9 million for the third quarter of 2020, compared to $210.6 million for the third quarter of 2019, which was driven by a 2.7% increase in Average Monthly Realized Rent per property and a 160 basis point increase in Average Occupied Days Percentage. This growth was (i) further benefited by 10 basis points of contribution from higher fees and (ii) partially offset by 90 basis points of drag from increased uncollectible rents related to the COVID-19 pandemic, which resulted in 3.6% growth in core revenues from Same-Home properties. Core property operating expenses from Same-Home properties increased 3.0% to $82.3 million for the third quarter of 2020, compared to $79.9 million for the third quarter of 2019. As a result, Core NOI from Same-Home properties increased 4.0% to $136.9 million for the third quarter of 2020, compared to $131.6 million for the third quarter of 2019.
Core FFO attributable to common share and unit holders was $106.2 million, or $0.29 per FFO share and unit, for the third quarter of 2020, compared to $97.4 million, or $0.28 per FFO share and unit, for the third quarter of 2019. Adjusted FFO attributable to common share and unit holders was $89.6 million, or $0.25 per FFO share and unit, for the third quarter of 2020, compared to $83.9 million, or $0.24 per FFO share and unit, for the third quarter of 2019. These improvements were primarily attributable to growth in the Company’s portfolio and a larger number of occupied properties as well as higher rental rates, partially offset by $2.9 million of negative financial impacts associated with the COVID-19 pandemic including $2.2 million of increased uncollectible rents and $0.7 million of increased uncollectible tenant utility reimbursements. Additionally, due primarily to abnormally high home system usage during stay-at-home orders, we incurred approximately $2.1 million of incremental capital expenditures within Adjusted FFO attributable to common share and unit holders that primarily related to HVAC and home system replacements during the third quarter of 2020.
Year-to-Date 2020 Financial Results
Net income attributable to common shareholders totaled $58.2 million, or $0.19 per diluted share, for the nine-month period ended September 30, 2020, compared to $62.3 million, or $0.21 per diluted share, for the nine-month period ended September 30, 2019. This decrease was primarily attributable to increased uncollectible rents and tenant utility reimbursements related to the COVID-19 pandemic and a noncash write-down included in other expenses associated with the liquidation of legacy joint ventures, which were acquired as part of the American Residential Properties, Inc. merger in February 2016. This decrease was offset in part by growth in the Company’s portfolio and higher occupancy.
Total revenues increased 2.8% to $883.5 million for the nine-month period ended September 30, 2020, compared to $859.4 million for the nine-month period ended September 30, 2019. Revenue growth was driven by an increase in our average occupied portfolio which grew to 49,764 homes for the nine-month period ended September 30, 2020, compared to 48,667 homes for the nine-month period ended September 30, 2019, as well as higher rental rates, offset by an increase in uncollectible rents and tenant utility reimbursements related to the COVID-19 pandemic.
Core NOI from our total portfolio increased 2.2% to $465.7 million for the nine-month period ended September 30, 2020, compared to $455.5 million for the nine-month period ended September 30, 2019. This growth was driven by a 3.2% increase in core revenues resulting from a larger number of occupied properties and higher rental rates, partially offset by an increase in uncollectible rents related to the COVID-19 pandemic and a 4.9% increase in core property operating expenses.
For the Company’s Same-Home portfolio, rents from single-family properties increased 3.7% to $649.4 million for the nine-month period ended September 30, 2020, compared to $626.3 million for the nine-month period ended September 30, 2019, which was driven by a 3.1% increase in Average Monthly Realized Rent per property and a 50 basis point increase in Average Occupied Days Percentage. This growth was (i) further benefited by 10 basis points of contribution from higher fees and (ii) partially offset by 130 basis points of drag from increased uncollectible rents related to the COVID-19 pandemic, which resulted in 2.5% growth in core revenues from Same-Home properties. Core property operating expenses from Same-Home properties increased 4.3% to $239.6 million for the nine-month period ended September 30, 2020, compared to $229.7 million for the nine-month period ended September 30, 2019. As a result, Core NOI from Same-Home properties increased 1.5% to $406.0 million for the nine-month period ended September 30, 2020, compared to $399.9 million for the nine-month period ended September 30, 2019.
Core FFO attributable to common share and unit holders was $304.1 million, or $0.85 per FFO share and unit, for the nine-month period ended September 30, 2020, compared to $291.4 million, or $0.83 per FFO share and unit, for the nine-month period ended September 30, 2019. Adjusted FFO attributable to common share and unit holders for the nine-month period ended September 30, 2020 was $264.7 million, or $0.74 per FFO share and unit, compared to $257.5 million, or $0.73 per FFO share and unit, for the nine-month period ended September 30, 2019. These improvements were primarily attributable to growth in the Company’s portfolio and a larger number of occupied properties as well as higher rental rates, partially offset by the negative financial impacts associated with the COVID-19 pandemic that relate to (i) the Company’s socially responsible decisions between April and July 2020 to waive month-to-month lease premiums and offer zero percent increases on newly signed renewal leases, (ii) waived late fees between April and July 2020, and (iii) $12.3 million of other negative financial impacts associated with the COVID-19 pandemic including $9.2 million of increased uncollectible rents, $2.6 million of increased uncollectible tenant utility reimbursements and $0.5 million of increased costs associated with enhanced cleaning and safety protocols. Additionally, due primarily to abnormally high home system usage during stay-at-home orders, we incurred approximately $3.4 million of incremental capital expenditures within Adjusted FFO attributable to common share and unit holders that primarily related to HVAC and home system replacements during the nine-month period ended September 30, 2020.
Portfolio
As of September 30, 2020, the Company had an occupancy percentage of 97.5%, compared to 96.4% as of June 30, 2020. The occupancy percentage on Same-Home properties was 97.8% as of September 30, 2020, compared to 96.9% as of June 30, 2020.
Investments
As of September 30, 2020, the Company’s wholly-owned portfolio consisted of 53,229 homes, compared to 53,000 homes as of June 30, 2020, an increase of 229 homes during the third quarter of 2020, which included 400 newly constructed properties delivered through our AMH Development Program and 108 homes acquired through our National Builder Program and traditional acquisition channel, partially offset by 233 homes sold and 46 homes contributed to unconsolidated joint ventures. As of September 30, 2020, the Company had 813 properties held for sale, compared to 948 properties as of June 30, 2020. Also, as of September 30, 2020, the Company had an additional 1,131 properties held in unconsolidated joint ventures, representing a net increase of 195 properties, compared to 936 properties held in unconsolidated joint ventures as of June 30, 2020.
Capital Activities, Balance Sheet and Liquidity
During the third quarter of 2020, the Company issued 14,950,000 Class A common shares of beneficial interest, $0.01 par value per share, in an underwritten public offering, raising net proceeds of $411.7 million after deducting underwriting discounts and before offering costs of approximately $0.2 million.
As of September 30, 2020, the Company had cash and cash equivalents of $315.8 million and had total outstanding debt of $2.9 billion, excluding unamortized discounts and unamortized deferred financing costs, with a weighted-average interest rate of 4.4% and a weighted-average term to maturity of 12.3 years. The Company had no outstanding borrowings on its $800.0 million revolving credit facility at the end of the quarter. Additionally, the Company has no debt maturities, other than recurring principal amortization, until 2024. During the third quarter of 2020, the Company generated $71.2 million of Retained Cash Flow and sold 233 properties generating $56.2 million of net proceeds.

Additional Information
A copy of the Company’s Third Quarter 2020 Earnings Release and Supplemental Information Package and this press release are available on our website at www.americanhomes4rent.com. This information has also been furnished to the SEC in a current report on Form 8-K.

Conference Call
A conference call is scheduled on Friday, November 6, 2020 at 11:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended September 30, 2020 and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.americanhomes4rent.com, under “For Investors.” A replay of the conference call may be accessed through Friday, November 20, 2020 by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13711366#, or by using the link at www.americanhomes4rent.com, under “For Investors.”
About American Homes 4 Rent
American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes, known for high-quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, developing, renovating, leasing, and operating attractive, single-family homes as rental properties. As of September 30, 2020, we owned 53,229 single-family properties in selected submarkets in 22 states.
Forward-Looking Statements
This press release and the accompanying Supplemental Information Package contain “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal,” “outlook,” “guidance” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our expectations with respect to the impacts of the COVID-19 pandemic, our belief that our acquisition and homebuilding programs will result in continued growth, and the estimated timing of our development deliveries set forth in the Supplemental Information Package. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company’s management considers these expectations to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. Currently, one of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the potential adverse effect of the COVID-19 pandemic on the financial condition, operating results and cash flows of the Company, our tenants, the real estate market, the global economy and the financial markets. The extent to which the COVID-19 pandemic impacts us and our tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, including resurgences, status of eviction moratoriums, the speed and effectiveness of vaccine and treatment developments and the direct and indirect economic effects of the pandemic and containment measures, among others. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and in the Company’s subsequent filings with the SEC.

American Homes 4 Rent
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share data)

	September 30, 2020	December 31, 2019
	(Unaudited)
Assets
Single-family properties:
Land	$1,813,951	$1,756,504
Buildings and improvements	8,022,817	7,691,877
Single-family properties in operation	9,836,768	9,448,381
Less: accumulated depreciation	(1,677,831)	(1,462,105)
Single-family properties in operation, net	8,158,937	7,986,276
Single-family properties under development and development land	449,867	355,427
Single-family properties held for sale, net	146,447	209,828
Total real estate assets, net	8,755,251	8,551,531
Cash and cash equivalents	315,808	37,575
Restricted cash	126,219	126,544
Rent and other receivables	46,908	29,618
Escrow deposits, prepaid expenses and other assets	135,251	140,961
Investments in unconsolidated joint ventures	74,981	67,935
Asset-backed securitization certificates	25,666	25,666
Goodwill	120,279	120,279
Total assets	$9,600,363	$9,100,109

Liabilities
Revolving credit facility	$—	$—
Asset-backed securitizations, net	1,931,725	1,945,044
Unsecured senior notes, net	889,467	888,453
Accounts payable and accrued expenses	324,732	243,193
Amounts payable to affiliates	—	4,629
Total liabilities	3,145,924	3,081,319

Commitments and contingencies

Equity
Shareholders’ equity:
Class A common shares ($0.01 par value per share, 450,000,000 shares authorized, 315,628,067 and 300,107,599 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively)	3,156	3,001
Class B common shares ($0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at September 30, 2020 and December 31, 2019)	6	6
Preferred shares ($0.01 par value per share, 100,000,000 shares authorized, 35,350,000 shares issued and outstanding at September 30, 2020 and December 31, 2019)	354	354
Additional paid-in capital	6,214,149	5,790,775
Accumulated deficit	(454,697)	(465,368)
Accumulated other comprehensive income	6,041	6,658
Total shareholders’ equity	5,769,009	5,335,426
Noncontrolling interest	685,430	683,364
Total equity	6,454,439	6,018,790

Total liabilities and equity	$9,600,363	$9,100,109

American Homes 4 Rent
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Rents and other single-family property revenues	$307,932	$293,064	$875,963	$850,672
Other	2,877	5,240	7,538	8,696
Total revenues	310,809	298,304	883,501	859,368

Expenses:
Property operating expenses	126,174	119,791	344,107	331,066
Property management expenses	21,976	22,727	67,512	65,086
General and administrative expense	12,570	11,107	35,329	31,028
Interest expense	29,267	31,465	88,540	95,951
Acquisition and other transaction costs	1,616	651	5,719	2,455
Depreciation and amortization	86,996	82,073	254,653	246,074
Other	4,479	2,610	11,992	5,148
Total expenses	283,078	270,424	807,852	776,808

Gain on sale of single-family properties and other, net	12,422	13,521	33,838	32,895
Loss on early extinguishment of debt	—	—	—	(659)

Net income	40,153	41,401	109,487	114,796

Noncontrolling interest	3,819	4,099	9,976	11,129
Dividends on preferred shares	13,782	13,782	41,346	41,346

Net income attributable to common shareholders	$22,552	$23,520	$58,165	$62,321

Weighted-average common shares outstanding:
Basic	308,080,226	300,580,978	303,319,053	298,974,146
Diluted	308,541,502	301,032,855	303,775,556	299,479,234

Net income attributable to common shareholders per share:
Basic	$0.07	$0.08	$0.19	$0.21
Diluted	$0.07	$0.08	$0.19	$0.21

Defined Terms

Average Blended Change in Rent
The percentage change in rent on all non-month-to-month lease renewals and re-leases during the period, compared to the annual rent of the previous expired non-month-to-month comparable long-term lease for each individual property.

Average Change in Rent for Re-Leases
The percentage change in annual rent on properties re-leased during the period, compared to the annual rent of the comparable long-term previous expired lease for each individual property.

Average Change in Rent for Renewals
The percentage change in rent on non-month-to-month comparable long-term lease renewals during the period.

Average Monthly Realized Rent
For the related period, Average Monthly Realized Rent is calculated as the lease component of rents and other single-family property revenues (i.e. rents from single-family properties) divided by the product of (a) number of properties and (b) Average Occupied Days Percentage, divided by the number of months. For properties partially owned during the period, this calculation is adjusted to reflect the number of days of ownership.

Average Occupied Days Percentage
The number of days a property is occupied in the period divided by the total number of days the property is owned during the same period after initially being placed in-service. This calculation excludes properties classified as held for sale.

Occupied Property
A property is classified as occupied upon commencement (i.e., start date) of a lease agreement, which can occur contemporaneously with or subsequent to execution (i.e., signature).

Recurring Capital Expenditures
For our Same-Home portfolio, Recurring Capital Expenditures includes replacement costs and other capital expenditures recorded during the period that are necessary to help preserve the value and maintain functionality of our properties. For our total portfolio, we calculate Recurring Capital Expenditures by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

Same-Home Property
A property is classified as Same-Home if it has been stabilized longer than 90 days prior to the beginning of the earliest period presented under comparison. A property is removed from Same-Home if it has been classified as held for sale or has been taken out of service as a result of a casualty loss.

Stabilized Property
A property acquired individually (i.e., not through a bulk purchase) is classified as stabilized once it has been renovated by the Company or newly constructed and then initially leased or available for rent for a period greater than 90 days. Properties acquired through a bulk purchase are first considered non-stabilized, as an entire group, until (1) we have owned them for an adequate period of time to allow for complete on-boarding to our operating platform, and (2) a substantial portion of the properties have experienced tenant turnover at least once under our ownership, providing the opportunity for renovations and improvements to meet our property standards. After such time has passed, properties acquired through a bulk purchase are then evaluated on an individual property basis under our standard stabilization criteria.

Non-GAAP Financial Measures
This press release and the Third Quarter 2020 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders (“FFO attributable to common share and unit holders”), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Retained Cash Flow, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income or loss or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Third Quarter 2020 Earnings Release and Supplemental Information Package.

Funds from Operations attributable to common share and unit holders and Retained Cash Flow
The following is a reconciliation of net income or loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders and Retained Cash Flow for the three and nine months ended September 30, 2020 and 2019 (amounts in thousands, except share data):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income attributable to common shareholders	$22,552	$23,520	$58,165	$62,321
Adjustments:
Noncontrolling interests in the Operating Partnership	3,819	4,099	9,976	11,129
Net (gain) on sale / impairment of single-family properties and other	(11,994)	(11,871)	(27,901)	(29,812)
Adjustments for unconsolidated joint ventures	393	(325)	1,019	976
Depreciation and amortization	86,996	82,073	254,653	246,074
Less: depreciation and amortization of non-real estate assets	(2,296)	(1,991)	(6,552)	(5,902)
FFO attributable to common share and unit holders	$99,470	$95,505	$289,360	$284,786
Adjustments:
Acquisition, other transaction costs and other (1)	4,541	651	8,644	2,455
Noncash share-based compensation - general and administrative	1,723	938	4,741	2,520
Noncash share-based compensation - property management	447	350	1,327	989
Loss on early extinguishment of debt	—	—	—	659
Core FFO attributable to common share and unit holders (2)	$106,181	$97,444	$304,072	$291,409
Recurring Capital Expenditures	(15,397)	(12,475)	(36,292)	(30,665)
Leasing costs	(1,157)	(1,115)	(3,059)	(3,244)
Adjusted FFO attributable to common share and unit holders (2)	$89,627	$83,854	$264,721	$257,500
Common distributions	(18,416)	(17,660)	(53,805)	(52,953)
Retained Cash Flow	$71,211	$66,194	$210,916	$204,547

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.28	$0.27	$0.81	$0.81
Core FFO attributable to common share and unit holders (2)	$0.29	$0.28	$0.85	$0.83
Adjusted FFO attributable to common share and unit holders (2)	$0.25	$0.24	$0.74	$0.73

Weighted-average FFO shares and units:
Common shares outstanding	308,080,226	300,580,978	303,319,053	298,974,146
Share-based compensation plan (3)	695,681	611,476	691,964	660,267
Operating partnership units	52,026,980	52,133,502	52,026,980	53,388,074
Total weighted-average FFO shares and units	360,802,887	353,325,956	356,037,997	353,022,487
(1)Included in acquisition, other transaction costs and other is a net $2.9 million nonrecurring expense related to a legal matter involving a former employee during the three months ended September 30, 2020.
(2)Core FFO and Adjusted FFO attributable to common share and unit holders include negative financial impacts associated with the COVID-19 pandemic that relate to (i) the Company’s socially responsible decisions between April and July 2020 to waive month-to-month lease premiums and offer zero percent increases on newly signed renewal leases, (ii) waived late fees between April and July 2020, and (iii) $2.9 million and $12.3 million of other negative financial impacts from the COVID-19 pandemic including $2.2 million and $9.2 million of increased uncollectible rents and $0.7 million and $2.6 million of increased uncollectible tenant utility reimbursements during the three and nine months ended September 30, 2020, respectively. Also included is $0.5 million of increased costs associated with enhanced cleaning and safety protocols during the nine months ended September 30, 2020. Additionally, due primarily to abnormally high home system usage during stay-at-home orders, we incurred approximately $2.1 million and $3.4 million of incremental capital expenditures within Adjusted FFO attributable to common share and unit holders that primarily related to HVAC and home system replacements during the three and nine months ended September 30, 2020, respectively.
(3)Reflects the effect of potentially dilutive securities issuable upon the assumed vesting/exercise of restricted stock units and stock options.

FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the definition approved by the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustments for unconsolidated partnerships and joint ventures to reflect FFO on the same basis.

Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (2) noncash share-based compensation expense, (3) hurricane-related charges, net, which result in material charges to the impacted single-family properties, and (4) gain or loss on early extinguishment of debt.

Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) Recurring Capital Expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) capitalized leasing costs incurred during the period. As a portion of our homes are recently developed, acquired and/or renovated, we estimate Recurring Capital Expenditures for our entire portfolio by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.
FFO shares and units include weighted-average common shares and operating partnership units outstanding, as well as potentially dilutive securities.
Retained Cash Flow is a non-GAAP financial measure that we believe is helpful as a supplemental measure in assessing the Company’s liquidity. This metric is computed by reducing Adjusted FFO attributable to common share and unit holders by common distributions.
FFO, Core FFO and Adjusted FFO attributable to common share and unit holders and Retained Cash Flow are not substitutes for net income or net cash provided by operating activities, each as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.

Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as total revenues, excluding expenses reimbursed by tenant charge-backs and other revenues, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense and expenses reimbursed by tenant charge-backs.
Core NOI also excludes (1) gain or loss on early extinguishment of debt, (2) hurricane-related charges, net, which result in material charges to the impacted single-family properties, (3) gain or loss on sales of single-family properties and other, (4) depreciation and amortization, (5) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (6) noncash share-based compensation expense, (7) interest expense, (8) general and administrative expense, (9) other expenses and (10) other revenues. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs. We further adjust Core NOI for our Same-Home portfolio by subtracting Recurring Capital Expenditures to calculate Same-Home Core NOI After Capital Expenditures, which we believe provides useful information to investors because it more fully reflects our operating performance after the impact of all property-level expenditures, regardless of whether they are capitalized or expensed.
Core NOI and Same-Home Core NOI After Capital Expenditures should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).

The following are reconciliations of core revenues, Same-Home core revenues, core property operating expenses, Same-Home core property operating expenses, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures to their respective GAAP metrics for the three and nine months ended September 30, 2020 and 2019 (amounts in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Core revenues and Same-Home core revenues
Total revenues	$310,809	$298,304	$883,501	$859,368
Tenant charge-backs	(49,935)	(48,306)	(125,377)	(123,561)
Other revenues	(2,877)	(5,240)	(7,538)	(8,696)
Core revenues	257,997	244,758	750,586	727,111
Less: Non-Same-Home core revenues	38,871	33,301	104,999	97,527
Same-Home core revenues	$219,126	$211,457	$645,587	$629,584

Core property operating expenses and Same-Home core property operating expenses
Property operating expenses	$126,174	$119,791	$344,107	$331,066
Property management expenses	21,976	22,727	67,512	65,086
Noncash share-based compensation - property management	(447)	(350)	(1,327)	(989)
Expenses reimbursed by tenant charge-backs	(49,935)	(48,306)	(125,377)	(123,561)
Core property operating expenses	97,768	93,862	284,915	271,602
Less: Non-Same-Home core property operating expenses	15,504	13,989	45,282	41,918
Same-Home core property operating expenses	$82,264	$79,873	$239,633	$229,684

Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures
Net income	$40,153	$41,401	$109,487	$114,796
Loss on early extinguishment of debt	—	—	—	659
Gain on sale of single-family properties and other, net	(12,422)	(13,521)	(33,838)	(32,895)
Depreciation and amortization	86,996	82,073	254,653	246,074
Acquisition and other transaction costs	1,616	651	5,719	2,455
Noncash share-based compensation - property management	447	350	1,327	989
Interest expense	29,267	31,465	88,540	95,951
General and administrative expense	12,570	11,107	35,329	31,028
Other expenses	4,479	2,610	11,992	5,148
Other revenues	(2,877)	(5,240)	(7,538)	(8,696)
Core NOI	160,229	150,896	465,671	455,509
Less: Non-Same-Home Core NOI	23,367	19,312	59,717	55,609
Same-Home Core NOI	136,862	131,584	405,954	399,900
Less: Same-Home Recurring Capital Expenditures	13,354	10,938	31,754	26,793
Same-Home Core NOI After Capital Expenditures	$123,508	$120,646	$374,200	$373,107

Contact:
American Homes 4 Rent
Investor Relations
Phone: (855) 794-2447
Email: investors@ah4r.com